                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

                          Monro Muffler Brake, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

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          ----------------------------------------------------------------------

     (4)  Date Filed:

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

                           MONRO MUFFLER BRAKE, INC.
                              200 HOLLEDER PARKWAY
                           ROCHESTER, NEW YORK 14615
                             ---------------------

                          NOTICE OF ANNUAL MEETING OF
                            SHAREHOLDERS TO BE HELD
                                 AUGUST 6, 2002
                             ---------------------

To the Shareholders of
MONRO MUFFLER BRAKE, INC.

            The Annual Meeting of Shareholders of Monro Muffler Brake, Inc. (the "Company") will be held at The Hutchison House, 930 East Avenue, Rochester, New York 14607, on Tuesday, August 6, 2002, commencing at 10 a.m., for the following purposes:

            1. to elect four directors to Class 1 of the Board of Directors to serve a two-year term, and until their successors are duly elected and qualified at the 2004 annual meeting of shareholders;

            2. to elect one director to Class 2 of the Board of Directors to serve a one-year term, and until his successor is duly elected and qualified at the 2003 annual meeting of shareholders;

            3. to ratify the amendment to the Monro Muffler Brake, Inc.
               Non-Employee Directors' Stock Option Plan;

            4. to ratify the adoption of the Monro Muffler Brake, Inc.
               Management Incentive Compensation Plan;

            5. to ratify the proposal regarding reevaluating the selection of independent public accountants; and

            6. to consider such other business as may properly be brought before the meeting or any adjournment or postponement thereof.

            Only shareholders of record at the close of business on June 18, 2002, will be entitled to vote at the meeting.

                                                 By Order of the Board of
                                                 Directors

                                                 /s/ Robert W. August
                                                 Robert W. August
                                                 Secretary

Rochester, New York
July 5, 2002

           PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                PROXY STATEMENT

                           MONRO MUFFLER BRAKE, INC.
                              200 HOLLEDER PARKWAY
                           ROCHESTER, NEW YORK 14615

                             ---------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                                 AUGUST 6, 2002

                             ---------------------

                            SOLICITATION OF PROXIES

       The accompanying proxy is solicited by the Board of Directors of Monro Muffler Brake, Inc., a New York corporation (the "Company" or "Monro"), for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at The Hutchison House, 930 East Avenue, Rochester, New York 14607, on Tuesday, August 6, 2002, commencing at 10 a.m., or at any adjournment or postponement thereof.

       A shareholder who executes a proxy may revoke it at any time before it is voted. Attendance at the meeting shall not have the effect of revoking a proxy unless the shareholder so attending shall, in writing, so notify the secretary of the meeting at any time prior to the voting of the proxy. A proxy which is properly signed and not revoked will be voted for the nominees for election as directors listed herein, for the ratification of the amendment to the Monro Muffler Brake, Inc. Non-Employee Directors' Stock Option Plan, for the ratification of the adoption of the Monro Muffler Brake, Inc. Management Incentive Compensation Plan and for the ratification of the proposal regarding reevaluating the selection of independent public accountants as proposed herein, unless contrary instructions are given, and such proxy may be voted by the persons named in the proxy in their discretion upon such other business as may be properly brought before the meeting.

       The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies by telephone or otherwise. The Company will reimburse brokers or other persons holding shares in their names or in the names of their nominees for their charges and expenses in forwarding proxies and proxy material to the beneficial owners of such shares. It is anticipated that the mailing of this Proxy Statement will commence on or about July 5, 2002.

                               VOTING SECURITIES

       Only shareholders of record at the close of business on Tuesday, June 18, 2002, the record date, will be entitled to vote. At May 31, 2002, the Company had outstanding 8,315,823 shares of common stock, par value $.01 per share ("Common Stock"). Each share of Common Stock is entitled to one vote on each matter as may properly be brought before the meeting.

       The voting rights of holders of Common Stock are subject to the voting rights of the holders of 65,000 shares outstanding of the Company's Class C Convertible

Preferred Stock, par value $1.50 per share ("Class C Preferred Stock"). The vote of the holders of at least 60% of the shares of Class C Preferred Stock at the time outstanding, voting as a separate class, or, alternatively, the written consent of the holders of all outstanding shares of Class C Preferred Stock, is needed to effect or validate any action approved by a vote of the holders of shares of Common Stock. Therefore, such preferred shareholders have an effective veto over all matters put to a vote of common shareholders, and such veto power could be used, among other things, to block the election of directors, the amendment of the Non-Employee Directors' Stock Option Plan, the adoption of the Management Incentive Compensation Plan, the proposal regarding selection of independent public accountants, or any other transaction that the holders of Common Stock might otherwise approve at the Annual Meeting. It is expected that the holders of Class C Preferred Stock will approve, by unanimous written consent, all matters currently proposed to be put to a vote of common shareholders at the Annual Meeting.

       With regard to the election of directors, votes may be cast in favor of or withheld from each nominee. Director nominees must receive a plurality of the votes cast at the meeting to be elected. Votes that are withheld from any nominee are counted as present for purposes of determining the existence of a quorum but are not deemed cast at the meeting and, thus, have no effect on the determination of a plurality. Abstentions may be specified on proposals other than the election of directors, which proposals require a majority of the votes cast at the meeting for approval. Abstentions will be counted as present for purposes of determining the existence of a quorum but are not deemed cast at the meeting and, thus, have no effect on the determination of a majority. With respect to shares of Common Stock held in street name, where no vote is indicated on a matter because the nominee or broker lacks authority to vote such shares without specific instructions from the beneficial owner, and the nominee or broker has received no such instructions (a "broker non-vote"), such shares are not counted as present for the purpose of determining the existence of a quorum and are not counted as votes cast with respect to any such matter.

                             ELECTION OF DIRECTORS

       The Board of Directors of the Company is divided into two classes having terms which expire at the Annual Meeting (Class 1) and at the 2003 annual meeting of shareholders (Class 2). The four Class 1 directors are proposed for re-election at the Annual Meeting. In addition, one new Class 2 director is proposed for election at the Annual Meeting. In fiscal 2002, the Company initially had 10 directors. In March 2002, directors Charles J. August, Jack M. Gallagher and Burton S. August resigned, effective May 13, 2002, May 13, 2002 and August 6, 2002, respectively. Also in May 2002, the Board of Directors appointed Francis R. Strawbridge to the Board as a Class 2 director. As of August 6, 2002, the Board of Directors is fixed at eight members, equally divided between Class 1 and Class 2.

CURRENT NOMINEES

       It is proposed to elect at the Annual Meeting four persons to Class 1 of the Board of Directors to serve (subject to the Company's by-laws) until the election and qualification of their successors at the 2004 annual meeting of shareholders. It is also proposed to elect at the annual meeting one person to Class 2 of the Board of Directors to serve (subject to the Company's by-laws) until the election and qualification of his successor at the 2003 annual meeting of shareholders. If any such person should be unwilling or unable to serve as a director of the Company (which is not anticipated), the persons named in the proxy will vote the proxy for substitute nominees selected by the Board of Directors unless the number of directors to be elected has been reduced to the number of nominees willing and able to serve.

       The following summarizes biographical information for the Class 1 directors, each of whom is nominated for re-election:

       Robert W. August, 50, was elected to the Board of Directors in July 1982. He has been Senior Vice President - Store Support since October 1996 and Secretary since July 1984. Mr. August was Senior Vice President - Marketing from May 1992 through October 1996, Vice President - Marketing from July 1989 to May 1992, Executive Vice President from 1984 through July 1989, and has worked for Monro in various other capacities since 1968.

       Donald Glickman, 69, was elected to the Board of Directors in July 1984. He is a private investor and has been a partner of J.F. Lehman & Company, an investment banking firm, since January 1992. He was an executive employee of Peter J. Solomon Company Limited, an investment banking firm, from July 1989 to June 1992. From July 1988 to July 1989, he was a managing director of Lehman Brothers (Shearson Lehman Hutton, Inc.). Prior to July 1988, Mr. Glickman was a Senior Vice President of the First National Bank of Chicago. Mr. Glickman is a director of Burke Industries, Inc., MSC Software Corporation, Racal Instruments, Inc. and SDI, Inc., and a trustee of MassMutual Corporate Investors and MassMutual Participation Investors. He is Chairman of Elgar Electronics.

       Lionel B. Spiro, 63, was elected to the Board of Directors in August 1992. He was the Chairman and President of Charrette Corporation of Woburn, Massachusetts, a distributor of design supplies and imaging services, until July 1997, when he retired. Mr. Spiro co-founded Charrette Corporation in 1964.

       W. Gary Wood, 51, was elected to the Board of Directors in February 1993. Mr. Wood currently is an independent business owner with operations in computer services and specialty manufacturing. He was a principal with Deloitte & Touche (in Michigan), an accounting, tax and consulting firm, from 1984 through 1993 in the management consulting practice, and has extensive experience in retail strategy and operations.

       The following summarizes biographical information for the Class 2 director who is nominated for election:

       Francis R. Strawbridge, 64, was appointed to the Board of Directors in May 2002 to fill a vacancy created by the resignation of two Class 2 directors. Mr. Strawbridge is standing for election to the Board at the Annual Meeting. He was Chairman of Strawbridge & Clothier, a regional general merchandise retailer of Philadelphia, Pennsylvania from 1984-1997, when he retired. From 1961 through 1983, Mr. Strawbridge served in various other capacities in the family-managed, publicly traded retail chain.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR.

       The following summarizes biographical information for each of the continuing Class 2 directors:

       Frederick M. Danziger, 62, was elected to the Board of Directors in July 1984. He is President and a Director of Griffin Land & Nurseries, Inc. Mr. Danziger was previously of counsel in the law firm of Latham & Watkins from 1995 to 1997, and was a partner of the law firm of Mudge Rose Guthrie Alexander & Ferdon from 1974 to 1995. Mr. Danziger is a director of Bloomingdale Properties, Inc. and Centaur Communications, Ltd.

       Robert G. Gross, 44, was elected to the Board of Directors in February 1999. He has been President and Chief Executive Officer since January 1, 1999. Prior to joining the Company, Mr. Gross was Chairman and Chief Executive Officer of Tops Appliance City, Inc., a consumer electronics and appliance store chain based in Edison, New Jersey, from 1995 to 1998. Mr. Gross also held various management positions with Eye Care Centers of America, Inc., a San Antonio, Texas based optometry company owned by Sears, Roebuck & Co., including President and Chief Operating Officer from 1992 through 1994, Executive Vice President and Chief Operating Officer from 1991 through 1992 and Senior Vice President from 1990 through 1991.

       Peter J. Solomon, Chairman of the Board, 63, was elected to the Board of Directors in July 1984. He has been Chairman of Peter J. Solomon Company Limited, an investment banking firm, since May 1989. From 1985 to May 1989, he was a Vice Chairman and a member of the board of directors of Shearson Lehman Hutton, Inc. Mr. Solomon is a director of Office Depot, Inc., Phillips-Van Heusen Corporation and BKF Capital Group Inc.

                               EXECUTIVE OFFICERS

       The name and business experience of each of the executive officers of the Company, as of June 1, 2002, is set forth below to the extent not provided above:

       Catherine D'Amico, 46, has been Senior Vice President - Finance, Chief Financial Officer and Treasurer since August 1993. Ms. D'Amico, a certified public accountant, was previously a Senior Audit Manager with Price Waterhouse (PricewaterhouseCoopers LLP) in Rochester, New York and was affiliated with such firm from 1978 to 1993. Effective May 13, 2002, Ms. D'Amico was promoted to Executive Vice President.

       Thomas J. Budreau, 45, has been Divisional Vice President - Eastern Operations since December 1998. From October 1995 to November 1998, Mr. Budreau was Vice President - Eastern Operations. Prior to joining the Company, Mr. Budreau was the National Auto Express Service Manager for Montgomery Ward & Co., Incorporated ("Montgomery Ward") from March 1994 to October 1995. From November 1990 to March 1994, Mr. Budreau was a Regional Auto Express Manager for Montgomery Ward. From 1975 to November 1990, Mr. Budreau held various other management positions with Montgomery Ward.

       Christopher R. Hoornbeck, 51, has been Divisional Vice President - Western Operations since December 1998. From October 1996 to November 1998, Mr. Hoornbeck was a Zone Manager and has worked for Monro in various other capacities since 1973.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS

       The following table shows the number of shares of Common Stock and Common Stock equivalents beneficially owned as of May 31, 2002 by (i) each person or entity known to the Company to be the beneficial owner of more than five percent of the Common Stock, (ii) each Class 1 director, each of whom is nominated for re-election, (iii) the Class 2 director who is nominated for election, (iv) each continuing Class 2 director, (v) the executive officers named in the Summary Compensation Table and (vi) all directors and executive officers as a group. Unless otherwise indicated, each of the named individuals and each member of the group has sole voting power and sole investment power with respect to the shares shown.

                                                                        PERCENT OF
        5% SHAREHOLDERS,             COMMON STOCK      OPTION SHARES      CLASS
         DIRECTORS AND            BENEFICIALLY OWNED    EXERCISABLE     INCLUDING
       EXECUTIVE OFFICERS         EXCLUDING OPTIONS    WITHIN 60 DAYS    OPTIONS
       ------------------         ------------------   --------------   ----------
Peter J. Solomon                      1,440,660(1)         24,312(8)       16.7
  767 Fifth Avenue
  New York, NY 10153
FMR Corp.                               816,800(2)                          9.8
  82 Devonshire Street
  Boston, MA 02109
Wellington Management Company,
  LLP                                   771,700(5)                          9.3
  75 State Street
  Boston, MA 02109
Paradigm Capital Management,
  Inc.                                  636,325(3)                          7.7
  9 Elk Street
  Albany, NY 12207
Donald Glickman                         588,249(4)         24,312(8)        7.3
  2001 Jefferson Davis Highway
  Arlington, VA 22202
Dimensional Fund Advisors               474,074(6)                          5.7
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA 90401
Robert G. Gross                         110,000           362,348           5.4
Robert W. August                        265,371(7)         14,625           3.4
Christopher R. Hoornbeck                 14,506            16,090             *
Frederick M. Danziger                    13,226            24,312(8)          *
Catherine D'Amico                         2,600            45,445             *
W. Gary Wood                              4,432            24,312(8)          *
Lionel B. Spiro                           4,149            24,312(8)          *
Francis R. Strawbridge                      400                               *
Thomas J. Budreau                                          10,641             *
All directors and executive
  officers as a group (11
  persons)                            2,443,593           570,709          32.3(9)

---------
* Less than 1% of the shares deemed outstanding.

(1) Includes 65,000 shares of Class C Preferred Stock (including 45,000 shares held in trust for the benefit of Mr. Solomon's children for which Mr. Solomon is trustee) presently convertible into 450,450 shares of Common Stock. Mr. Solomon disclaims beneficial ownership of all such shares held in trust. Also includes 878,845 shares of Common Stock held in trusts for the benefit of Mr. Solomon's children for which Mr. Solomon is the trustee. Mr. Solomon disclaims beneficial ownership of all such shares held in trust. Peter J. Solomon is a principal shareholder and a Class 2 director.

(2) Beneficial ownership reported as of December 31, 2001, according to a statement on Schedule 13G, dated February 14, 2002, of FMR Corp., a parent holding company of Fidelity Management & Research Company, a registered investment adviser.

(3) Beneficial ownership reported as of December 31, 2001, according to a statement on Schedule 13G, dated February 14, 2002, of Paradigm Capital Management, Inc., a registered investment adviser.

(4) Excludes shares of Common Stock owned by Mr. Glickman's children. Mr. Glickman disclaims beneficial ownership of such shares. Mr. Glickman is a principal shareholder and a Class 1 director.

(5) Beneficial ownership reported as of December 31, 2001, according to a statement on Schedule 13G, dated February 14, 2002, of Wellington Management Company, LLP, a registered investment adviser.

(6) Beneficial ownership reported as of December 31, 2001, according to a statement on Schedule 13G, dated January 30, 2002, of Dimensional Fund Advisors Inc., a registered investment adviser.

(7) Includes 22,602 shares of Common Stock held in The Charles J. and Burton S. August Family Foundation, a charitable trust for which Mr. August is a trustee. Mr. August disclaims beneficial ownership of such shares held in trust.

(8) Options granted pursuant to the Non-Employee Directors' Stock Option Plan.

(9) Exclusive of shares as to which beneficial ownership has been disclaimed, executive officers and directors of the Company as a group owned beneficially approximately 19.3% of Common Stock deemed outstanding on May 31, 2002.

EMPLOYMENT AGREEMENTS AND CHANGE-IN-CONTROL ARRANGEMENTS

       The Company entered into an employment agreement (the "Agreement") in November 1998 with Robert G. Gross, its President and Chief Executive Officer. The Agreement, which provides for a base salary plus a bonus, subject to the discretion of the Compensation Committee, has a five-year term ending December 1, 2003. The Agreement includes a covenant against competition with the Company for two years after termination. The Agreement provides the executive with a minimum of one year's salary and certain additional rights in the event of a termination without cause (as defined therein), or a termination in the event of change in control (as defined therein).

       The Company entered into an employment agreement in December 2000 with Catherine D'Amico, now its Executive Vice President and Chief Financial Officer. The Agreement provides a base salary, to be reviewed annually, plus a bonus, subject to the discretion of the Compensation Committee. The Agreement has a 30 month term ending May 31, 2003, and includes a covenant against competition with the Company for two years after termination. The Agreement provides Ms. D'Amico with a minimum of one year's salary and certain additional rights in the event of a termination without cause (as defined therein), or a termination in the event of a change in control (as defined therein).

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

       The Board of Directors held four meetings during fiscal 2002(1). During the fiscal year, each director attended at least 75% of the aggregate number of all meetings of the Board of Directors and committees on which he served. Non-employee directors of the Company receive directors' fees at the rate of $2,000 per year plus $750 per

---------

(1) References in this Proxy Statement to fiscal years are to the Company's fiscal years ending or ended fiscal March of each year (e.g., references to "fiscal 2002" are to the Company's fiscal year ended March 30, 2002).

meeting attended. All directors are reimbursed for actual expenses incurred in connection with attendance at meetings of the Board of Directors or committees thereof. In addition, each non-employee director receives an annual grant of an option to purchase 3,039 shares of Common Stock.

       The Board of Directors has created three standing committees: a four-member Governance Committee, a four-member Audit Committee and a four-member Compensation Committee.

       The Governance Committee has and may exercise, between meetings of the Board of Directors, all the power and authority of the full Board of Directors, subject to certain exceptions. During fiscal 2002, the Governance Committee held three meetings. Its members are Robert W. August, Donald Glickman, Robert G. Gross and Peter J. Solomon.

       The Audit Committee has the power and authority to select and engage independent auditors for the Company, subject to the approval of shareholders, and reviews with the auditors and with the Company's management all matters relating to the annual audit of the Company. The Audit Committee held five meetings in fiscal 2002. It consists of four members: Frederick M. Danziger, Lionel B. Spiro and W. Gary Wood, each of whom is an independent director, and Donald Glickman who is not independent. Donald Glickman receives payments from Peter J. Solomon Company Limited, a firm with which the Company has a management agreement. (See "Compensation Committee Interlocks and Insider Participation".) The Board of Directors believes that the Audit Committee benefits from Mr. Glickman's strong financial background.

       The Compensation Committee has the power and authority to review and approve the remuneration arrangements for executive officers and employees of the Company and to select participants, approve awards under, interpret and administer the employee benefit plans of the Company. The Compensation Committee held two meetings in fiscal 2002. In fiscal 2002 its members were Donald Glickman, Robert G. Gross, Peter J. Solomon and Lionel B. Spiro. In June 2002, Frederick M. Danziger, Lionel B. Spiro, Francis R. Strawbridge and W. Gary Wood were appointed by the Board as the only members of this Committee.

       In fiscal 2002, the Board of Directors also had a Stock Option Committee, which had the power and authority to select participants and approve awards under, and to interpret and administer or otherwise act with respect to, the Company's stock option plans. During fiscal 2002, the Stock Option Committee met once. In fiscal 2002, its members were Donald Glickman, Peter J. Solomon, Charles J. August and Jack M. Gallagher. Messrs. August and Gallagher resigned from the Board on May 13, 2002. In May 2002, Frederick M. Danziger and Lionel B. Spiro were appointed by the Board as the only members of this Committee. In June 2002, this Committee was dissolved, and its duties were assumed by the Compensation Committee.

                             AUDIT COMMITTEE REPORT

       The Audit Committee of the Board of Directors (the "Committee") is composed of four non-employee directors and operates under a written charter adopted by the Board of Directors.

       Management is responsible for the Company's internal controls and the financial reporting process. The external auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee's responsibility is to monitor and oversee these processes.

       In this context, the Committee has met and held discussions with management and the external auditors. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the external auditors. The Committee discussed with the external auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

       The Company's external auditors also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the external auditors that firm's independence.

       Based on the Committee's discussion with management and the external auditors and the Committee's review of the representation of management and the report of the external auditors to the Committee, the Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended March 30, 2002, for filing with the Securities and Exchange Commission. The Committee and the Board also have approved, subject to shareholder ratification, the decision to reevaluate the selection of the Company's external auditors for fiscal 2003.

Audit Committee

W. Gary Wood, Chairman
Frederick M. Danziger
Donald Glickman
Lionel B. Spiro

                             EXECUTIVE COMPENSATION

       The following table sets forth, for the Company's last three fiscal years, the annual and long-term compensation of those persons who were, at March 30, 2002, (i) the Chief Executive Officer and (ii) the other four most highly compensated executive officers of the Company (the "Named Officers"):

                           SUMMARY COMPENSATION TABLE

                                                             LONG TERM
                                             ANNUAL         COMPENSATION
                                          COMPENSATION         AWARDS
        NAME AND             FISCAL     -----------------   ------------      ALL OTHER
        PRINCIPAL          YEAR ENDED   SALARY     BONUS      OPTIONS      COMPENSATION(1)
        POSITION             MARCH        ($)       ($)         (#)              ($)
------------------------------------------------------------------------------------------
Robert G. Gross               2002      420,000   258,552           0          834,150
President and                 2001      420,000   264,600           0          111,420
Chief Executive Officer       2000      420,000         0           0          158,985

Robert W. August              2002      150,400    38,475       6,500            3,051
Senior Vice President -       2001      150,400    39,375       5,000            3,258
Store Support, and            2000      150,400         0           0              197
  Secretary

Catherine D'Amico             2002      140,000    35,910      16,000            2,395
Executive Vice President      2001      140,000    36,750           0            3,017
  - Finance and Chief         2000      130,000         0      20,000              170
  Financial Officer

Thomas J. Budreau             2002      120,400    24,624       5,000            7,760
Divisional Vice President     2001      115,400    24,150       5,000            2,492
  - Eastern Operations        2000      110,404         0           0           53,905

Christopher R. Hoornbeck      2002      120,400    24,624       5,000           10,115
Divisional Vice President     2001      115,400    24,150       5,000              375
  - Western Operations        2000      110,404         0           0           38,899

---------
(1) For all officers, All Other Compensation represents the Company's 401(k) matching or other contributions to the Monro Muffler Brake, Inc. Profit Sharing Plan and Non-Qualified Deferred Compensation Plan for the accounts of the Named Officers.

    For Mr. Gross, All Other Compensation also includes the following:

  - In fiscal 2002, Mr. Gross earned $726,600 related to compensation associated with the vesting of performance-based stock options.

  - In fiscal 2002, 2001 and 2000, Mr. Gross's compensation includes $104,595 of forgiveness of principal due on the loan described in "Compensation Committee Interlocks and Insider Participation."

  - In fiscal 2000, Mr. Gross's compensation includes reimbursement of $54,390 for relocation expenses.

  For Messrs. Budreau and Hoornbeck, All Other Compensation in fiscal 2002 also includes a special bonus of $5,833 and $10,000, respectively, for assuming additional field operations responsibility. All Other Compensation for fiscal 2000 also includes reimbursement for relocation expenses of $53,760 and $38,754, respectively, for Messrs. Budreau and Hoornbeck.

                       OPTION GRANTS IN LAST FISCAL YEAR

       The following table sets forth, for the Company's fiscal year ended March 30, 2002, information concerning the granting of options to the Named Officers:

                                        INDIVIDUAL GRANTS                         POTENTIAL
                       ----------------------------------------------------   REALIZABLE VALUE
                                      % OF TOTAL                               ASSUMING RATES
                                       OPTIONS       EXERCISE                  OF STOCK PRICE
                         NO. OF       GRANTED IN       PRICE     EXPIRATION    APPRECIATION OF
        NAME           OPTIONS(2)   FISCAL YEAR(3)   ($/SHARE)      DATE       5%(1)    10%(1)
-----------------------------------------------------------------------------------------------
Robert G. Gross               0            --             --           --           0         0
Robert W. August          6,500          5.69          11.99      5/13/11      49,010   124,215
Catherine D'Amico        16,000         14.02          11.99      5/13/11     120,640   305,760
Thomas J. Budreau         5,000          4.38          11.99      5/13/11      37,700    95,550
Christopher R.            5,000          4.38          11.99      5/13/11      37,700    95,550
 Hoornbeck

---------
(1) These values are calculated by comparing the exercise price of such options to the market value of the shares of Common Stock subject to such options, assuming that the market price of such shares increases by 5% and 10%, respectively, during each year of the options' term. Actual gains, if any, on the stock option exercises are dependent on the future performance of the Common Stock and overall stock conditions, as well as the option holder's continued employment through the vesting period. The value stated may not necessarily be achieved.
(2) Options granted in fiscal 2002 under the Company's 1998 Employees' Incentive Stock Option Plan. Subject to certain conditions, 25% of such options become exercisable each year beginning one year after the date of grant.
(3) Based on a total of 114,150 options granted to 173 employees of the Company in fiscal 2002.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

       The following table sets forth, for the Company's fiscal year ended March 30, 2002, information concerning the exercise of options by the Named Officers and the value of unexercised options of the Named Officers:

                        NUMBER OF
                         SHARES                       TOTAL NUMBER OF         TOTAL VALUE OF UNEXERCISED,
                       ACQUIRED ON    VALUE      UNEXERCISED OPTIONS HELD      IN-THE-MONEY OPTIONS HELD
                        EXERCISE     REALIZED        AT MARCH 30, 2002             AT MARCH 30, 2002
        NAME               (#)         ($)                  (#)                           ($)
---------------------------------------------------------------------------------------------------------
                                                EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                                -----------   -------------   -----------   -------------
Robert G. Gross               0            0      262,348        162,652       2,463,448      1,527,302
Robert W. August              0            0        9,125         12,875          24,100         72,565
Catherine D'Amico             0            0       39,906         28,625         205,499        174,560
Thomas J. Budreau         3,750       22,175        7,920         10,221          37,342         70,529
Christopher R.
 Hoornbeck                    0            0       13,327         10,263          64,251         70,278

                      EQUITY COMPENSATION PLAN INFORMATION

                                                                      NUMBER OF SECURITIES
                                  NUMBER OF                            REMAINING AVAILABLE
                              SECURITIES TO BE                         FOR FUTURE ISSUANCE
                                 ISSUED UPON      WEIGHTED-AVERAGE        UNDER EQUITY
                                 EXERCISE OF      EXERCISE PRICE OF    COMPENSATION PLANS
                                 OUTSTANDING         OUTSTANDING      (EXCLUDING SECURITIES
                              OPTIONS, WARRANTS   OPTIONS, WARRANTS         REFLECTED
                                 AND RIGHTS          AND RIGHTS          IN COLUMN (A))
-------------------------------------------------------------------------------------------
                                     (A)                 (B)                   (C)
Equity compensation plans
 approved by security
 holders                          1,043,156            $10.34                 499,689
Equity compensation plans
 not approved by security
 holders                                  0                 0                       0
                                  ---------            ------                 -------
Total                             1,043,156            $10.34                 499,689
                                  =========            ======                 =======

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

       The Compensation Committee of the Board of Directors is responsible for setting the Chief Executive Officer's compensation and making annual recommendations for the compensation of the other executive officers to the full Board of Directors after considering recommendations made by the Chief Executive Officer.

       Executive compensation is a mix of salary, annual bonus awarded under the executive bonus plan, Company contributions to the profit sharing plan and pension plan, long-term compensation in the form of stock options and other benefits generally available to all employees. The Company relies to a large degree on bonus, stock options and stock ownership to attract and retain executives of outstanding ability and to motivate them to work to their fullest potential. Under the executive bonus plan, the Compensation Committee seeks to enhance the profitability of the Company by aligning closely the financial interest of the Company's executives with those of its shareholders through the payment of bonuses based on attainment of profit targets. In setting base salaries, the Company refers to the National Executive Compensation Survey published by The Management Association of Illinois.

       The Chief Executive Officer's fiscal 2002 compensation consisted of a base salary of $420,000 in accordance with his employment agreement (see also "Employment Agreements and Change-in-Control Arrangements"), a bonus of $258,552, and other benefits extended to all full-time employees. Mr. Gross's bonus, which may reach a maximum of 200% of his base salary, is based on the Company's attainment of specific profit targets for fiscal 2002 and 2001. Mr. Gross did not receive a bonus for fiscal 2000 because the Company did not attain the minimum required percentage of targeted profit performance set by the Compensation Committee. The Chief Executive Officer does not participate in the Compensation Committee's determination of his compensation.

       In fiscal 2002, Mr. Gross also received compensation totaling $726,600 related to the vesting of 100,000 performance-based stock options awarded to Mr. Gross upon his joining the Company in December 1998. The purpose of the options was to link the Executive's rewards with shareholder value over time. The options vested during the first quarter of fiscal 2002 when the Company's stock traded at $13.00 or above for 20 consecutive trading days.

       The salaries of other executive officers are set at amounts the Company believes to be comparable to those paid to executives holding similar positions at other automotive service companies of comparable size. Bonuses are paid based on attainment of profit targets, which were achieved in fiscal 2002 and 2001. Executive officers did not receive profit-based bonuses for fiscal 2000 because the Company did not attain the minimum required percentage of targeted profit performance.

       All employees, including executive officers, may receive stock options from time to time under the Company's stock option plans. Stock option grants are recommended by the Compensation Committee of the Board of Directors, a committee composed entirely of non-management directors. In fiscal 2002, stock option grants were recommended by the Stock Option Committee of the Board of Directors, a committee, dissolved in June 2002, that was composed primarily of non-management directors. The stock option grant size is based upon the individual's overall compensation package, job performance, future potential, awards made to executives at comparable companies and other factors. Under the stock option plans, 469,763 shares were available for grants to employees at March 30, 2002. During fiscal 2002, the Stock Option Committee granted 114,150 options, including 6,500 to Robert W. August, Senior Vice President - Store Support and Secretary; 16,000 to Catherine D'Amico, Senior Vice President - Finance and Chief Financial Officer; 5,000 to Thomas J. Budreau, Divisional Vice President - Eastern Operations; and 5,000 to Christopher R. Hoornbeck, Divisional Vice President - Western Operations.

       Options exercisable for an aggregate of 21,273 shares were also granted to seven non-employee directors of the Company under the terms of the Non-Employee Directors' Stock Option Plan approved by shareholders in August 1995 and amended in fiscal 1998 and 2000 and, subject to shareholder approval, amended in fiscal 2003.

       The executive officers participate in the Company's qualified, profit sharing/401(k) and pension plans on the same basis as all other employees. The Company offers health care, life insurance, disability insurance and other benefits to the executive officers on substantially the same terms as available to all employees of the Company. The executive officers are also eligible to participate in a non-qualified Deferred Compensation Plan to provide an opportunity for additional tax-deferred savings. In addition, it allows the Company to credit to participant accounts such amounts as would have been contributed to the profit sharing/401(k) plan but for the limitations that are imposed under the Internal Revenue Code of 1986, as amended, based upon the participants' status as highly compensated employees. (See additional discussion under "Deferred Compensation Plan"). The amount of perquisites received by any executive officer in fiscal 2002 did not exceed $50,000 or ten percent of his or her cash compensation.

       The federal income tax laws impose limitations on the deductibility of compensation in excess of $1 million paid to executive officers in certain circumstances. The Compensation Committee intends that all compensation paid to executive officers in fiscal 2002 will be deductible by the Company under such tax laws. For federal income tax purposes, the Company is generally entitled to a compensation deduction at the time an officer or employee exercises a stock option in an amount equal to the excess of the value of the shares received upon such exercise and the exercise price of the option. Since the amount of the compensation deduction is based on the number of the options exercised and the spread between the value of the Company's stock and the exercise price on the exercise date, the amount of any such deduction cannot be determined in advance. Accordingly, if certain executive officers exercise options during fiscal 2003 and the value of the Company's stock significantly exceeds the exercise price of the options, it is possible that the Company would not be entitled to deduct a portion of the compensation attributable to such exercise.

Compensation Committee

Fiscal 2002:                        Current:
Donald Glickman                     Frederick M. Danziger, Chairman
Robert G. Gross                     Lionel B. Spiro
Peter J. Solomon                    Francis R. Strawbridge
Lionel B. Spiro                     W. Gary Wood

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

       The members of the Compensation Committee are Frederick M. Danziger, Lionel B. Spiro, Francis R. Strawbridge and W. Gary Wood. In fiscal 2002, the members of this Committee were Donald Glickman, Robert G. Gross, Peter J. Solomon and Lionel B. Spiro.

       In December 1998, the Company loaned $523,000 to Robert G. Gross, its President and Chief Executive Officer, to purchase 75,000 shares of the Company's common stock at the then fair market value. This loan, which bears an interest rate of 5.5% per annum, matures on December 1, 2003, and requires five equal annual installments of principal beginning on the first anniversary of the loan. If the Executive is employed with the Company when a principal payment is due, that installment will be forgiven by the Company. Accordingly, approximately $314,000 has been forgiven to date. All interest is due on the fifth anniversary of the loan, and shall also be forgiven if the Executive is employed with the Company at that time. The loan is secured by the common stock.

       The Company has a management agreement, effective July 1, 1991, with Peter J. Solomon Company Limited ("PJSC"), pursuant to which PJSC provides to the Company strategic and financial advice relating to financing, capital structure, mergers and acquisitions and offensive/defensive positioning, for a fee of $160,000 per year (plus reimbursement of out-of-pocket expenses). Pursuant to such agreement, the Company has agreed to indemnify PJSC against certain liabilities. In addition, PJSC, from time to time, provides additional investment banking services to the Company for customary fees. No additional fees were paid in fiscal 2000, 2001 or 2002. Peter J. Solomon, Chairman of the Board and principal shareholder of the Company, is Chairman of PJSC. Of the fees paid by the Company to PJSC, approximately half were paid to Donald Glickman, a director and principal shareholder of the Company, by PJSC for consulting services.

PERFORMANCE GRAPH

       Set forth below is a line-graph presentation comparing the cumulative shareholder return on the Company's Common Stock, on an indexed basis, against the cumulative total returns of the S&P 400 Index and the S&P Retail Stores-Specialty Index for the sixty month period from March 31, 1997 to March 30, 2002 (March 31, 1997 = 100):

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
           AMONG MONRO MUFFLER BRAKE, INC., THE S&P INDUSTRIAL INDEX
                       AND THE S&P SPECIALTY STORES INDEX

[GRAPH]

                                                      MONRO MUFFLER                S&P RETAIL
                                                       BRAKE, INC.                 (SPECIALTY)               S&P INDUSTRIALS
                                                      -------------                -----------               ---------------
3/97                                                        100                         100                         100
3/98                                                        105                      113.02                      143.75
3/99                                                      47.25                       89.97                      146.26
3/00                                                      55.13                       59.11                       168.9
3/01                                                      72.12                       56.46                      161.94
3/02                                                     114.06                       81.64                      168.26

        * $100 INVESTED ON 3/31/97 IN STOCK OR INDEX -- INCLUDING
          REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING MARCH.

PENSION PLAN

       The Company sponsors a noncontributory retirement plan which is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Pension Plan"). As of September 30, 1999, participants ceased to accrue benefits under the Pension Plan and no employees will become plan participants after this date. Compensation and services after this date are not taken into consideration in determining benefits under the Pension Plan. Prior to September 30, 1999, each employee who attained age 21 became a participant on the April 1 or October 1 following the date the employee completed one year of service. Benefit payments generally begin upon retirement at age 65 or age 60 with 20 years of service.

       Benefits under the Pension Plan are 100% vested in each participant upon completion of five years of service, attainment of age 65 or the termination of the Pension Plan. Lump sum distributions are available at termination or retirement only for accrued benefits of $5,000 or less.

       The following table shows the estimated annual benefits payable to participants under the Pension Plan upon retirement at age 65. The table does not show the reduction for Social Security benefits (see formula below).

                               PENSION PLAN TABLE

    AVERAGE COMPENSATION                 NUMBER OF YEARS OF SERVICE
-----------------------------  -----------------------------------------------
(Prior to September 30, 1999)     5        10        15        20        25
                               -------   -------   -------   -------   -------
          $100,000             $22,500   $45,000   $45,000   $45,000   $45,000
            80,000              18,000    36,000    36,000    36,000    36,000

       For the purpose of determining amounts payable under the Pension Plan for each of the Named Officers, compensation includes the average of ten years (i) base salary (including the amount of any reductions in the executive's otherwise payable compensation attributable to any "cafeteria plan") plus (ii) cash bonuses. For the last three years, the base salaries and bonuses of each Named Officer are shown in the Summary Compensation Table. Compensation does not include stock options ("Long Term Compensation" column) or the Company's contributions to the Profit Sharing Plan ("All Other Compensation" column) shown in the Summary Compensation Table. Compensation is limited to $100,000 for determining amounts payable under the Pension Plan.

       The following are the years of credited service as of September 30, 1999 (rounded to the nearest year) under the Pension Plan for each of the Named
Officers: Robert G. Gross - 0 years; Robert W. August - 26 years; Catherine D'Amico - 7 years; Thomas J. Budreau - 5 years; and Christopher R. Hoornbeck - 27 years.

       The basic benefit under the Pension Plan is a straight life annuity. Subject to certain limits required by law, benefits are payable monthly in an amount equal to (i) 45% of a participant's average monthly earnings for the highest ten consecutive years prior to September 30, 1999, less (ii) 45% of the monthly primary Social Security benefit payable to the participant at retirement. The amount of the benefit is also reduced for short service participants and participants terminating employment prior to retirement.

       Due to the fact that the Pension Plan was frozen as of September 30, 1999, the amount of the benefit will be multiplied by a fraction (not greater than one), the numerator of which is the participant's total number of years of service as of September 30, 1999, and the denominator of which is the number of years of service the participant would have accumulated if he had continued his employment until the earlier of (i) age 65 or (ii) the date after age 60 but before age 65 on which the participant had at least 20 years of vesting service under the Pension Plan.

PROFIT SHARING PLAN

       The Company sponsors a profit sharing plan with a 401(k) feature (the "Profit Sharing Plan"). The Profit Sharing Plan is intended to qualify under
Section 401(a) of the Internal Revenue Code of 1986, as amended ("the Code").

       Each employee who has attained age 21 becomes a participant as of the first day of the month following completion of three months of service. Participants may elect to reduce their compensation by up to the lesser of 15% of their annual compensation or the statutorily prescribed annual limit ($11,000 in 2002) and to have the amount of the reduction contributed to their account in the Profit Sharing Plan. One of the investment options available to participants is the Company's Common Stock.

       The Company may make discretionary matching contributions to the matching accounts of those employees who are contributing to the Profit Sharing Plan. The Board approves matching contributions quarterly. A discretionary Company profit sharing contribution may also be made on an annual basis.

DEFERRED COMPENSATION PLAN

       The Company has adopted the Monro Muffler Brake, Inc. Deferred Compensation Plan (the "Plan") to provide an opportunity for additional tax-deferred savings to a select group of management or highly compensated employees. The Plan is an unfunded arrangement and the participants or their beneficiaries have an unsecured claim against the general assets of the Company to the extent of their Plan benefits.

       The Compensation Committee designates the individuals eligible to participate in the Plan. Currently, only those employees who are "highly compensated employees" as that term is defined under Section 414(q) of the Code, have been designated as eligible to participate in the Plan.

       The Plan permits participants to defer all or any portion of the compensation that would otherwise be payable to them for the calendar year. In addition, the Company will credit to the participants' accounts such amounts as would have been contributed to the Monro Muffler Brake, Inc. Profit Sharing Plan but for the limitations that are imposed under the Code based upon the participants' status as highly compensated employees. The Company may also make such additional discretionary allocations as are determined by the Compensation Committee.

       No amounts credited under the Plan are funded and the Company maintains accounts to reflect the amounts owed to each participant. At least annually, the accounts are credited with earnings or losses calculated on the basis of an interest rate or other formula as determined by the Compensation Committee.

       Benefits are payable at a participant's election in a single cash sum or in monthly installments for a period not to exceed 10 years at the date designated by the participant upon his or her initial enrollment in the Plan, but in no event later than the date the participant attains age 65. Payments are made earlier in the event a participant dies or incurs an unanticipated emergency.

                              CERTAIN TRANSACTIONS

AFFILIATE LEASES

       The Company leases 40 stores from the father and uncle of Robert W. August and others or partnerships or trusts in which such persons or members of their families, including Robert W. August, have interests. In fiscal 2002, the Company paid or accrued $1,643,000 as rent for these stores. Robert W. August is a director of the Company.

       The Company has not entered into any affiliate leases, other than renewals or modifications of existing leases, since May 1989, and as a matter of policy, will not do so.

       (See also "Compensation Committee Interlocks and Insider Participation").

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who beneficially own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock. Officers, directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

       To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during fiscal 2002, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with, except that Robert W. August, director, Senior Vice President - Store Support and Secretary, reported a sale of 4,000 shares of Common Stock on a Form 4 that was filed late.

                    PROPOSAL TO RATIFY THE AMENDMENT TO THE
                   NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

       The Company has a Non-Employee Directors' Stock Option Plan (the "Plan") adopted in 1995, amended in 1997 and twice in 1999, and previously approved by shareholders. The Plan initially provided that options for a maximum of 66,852 shares (as restated to give retroactive effect to stock dividends) of Common Stock, in the aggregate, may be granted.

       On May 14, 1997 and May 18, 1999, the Board of Directors of the Company approved increases in the aggregate number of shares of Common Stock authorized for awards of options under the Plan to 135,102 shares and 200,102 shares, respectively (as restated to give retroactive effect to stock dividends). These increases were approved by shareholders in August 1997 and August 1999, respectively. As of March 30, 2002, options covering 170,176 shares of Common Stock, in the aggregate, were outstanding under the Plan, leaving 29,926 shares of Common Stock available for grant of future options.

       On August 2, 1999, the Board of Directors of the Company approved an amendment to the Plan to reflect certain changes in the rules promulgated pursuant to Section 16 of the Securities Exchange Act of 1934, as amended. The amendment also clarified the ability of the Stock Option Committee to amend the Plan and that any amendment that would materially increase the aggregate number of shares which may be issued under the Plan, materially increase the benefits accruing to participants under the Plan, or materially modify the requirements as to eligibility for participation in the Plan, shall be subject to the approval of the Company's shareholders.

       Under the Plan in its current form, retiring Board members must exercise their options within one year of retirement notwithstanding that the options have a term of ten years measured from the date of grant. In June 2002, the Stock Option Committee approved an amendment to the Plan to permit retiring Board members, age 65 and older, to exercise options until the date of the options' termination. As required by the terms of the Plan, shareholders are asked to approve this amendment to the Plan (as so amended, the "Amended Plan"). Other than this change, the Amended Plan will be identical to the Plan as currently in effect.

PURPOSE OF AMENDED PLAN

       The purpose of the Amended Plan is to secure for the Company and its shareholders the benefits of the incentive inherent in increased Common Stock ownership by members of the Board who are not employees of the Company or any of its subsidiaries ("Non-Employee Directors"). The Amended Plan is designed to provide a means of giving existing and new Non-Employee Directors an increased opportunity to acquire an investment in the Company, thereby maintaining and strengthening their desire to remain with or join the Company's Board of Directors and stimulating their efforts on the Company's behalf. The purpose of the amendment is to help attract and incentivize non-employee directors, and to reward them for remaining on the Company's Board through their retirement.

SUMMARY OF PLAN

       The Amended Plan authorizes the Company to grant options ("Options") to purchase Common Stock to Non-Employee Directors. Six directors are currently eligible to receive Options under the Amended Plan.

       The Amended Plan is administered by the Compensation Committee of the Board (the "Committee"). The Committee is authorized to construe and interpret the Amended Plan and Options granted thereunder, to establish and amend rules for its administration and to correct any defect or omission or reconcile any inconsistency in the Amended Plan or in any Option to the extent the Committee deems desirable to carry the Amended Plan or any Option into effect.

       Options granted under the Amended Plan are non-qualified stock options. The exercise price per share of Common Stock under each Option (the "Exercise Price") is the Fair Market Value of a share of Common Stock on the date of grant. The Amended Plan provides for an annual grant of an Option to purchase 3,039 shares of Common Stock (as restated to give retroactive effect to stock dividends) to each Non-Employee Director on the date of the Annual Shareholders Meeting. The Fair Market Value is determined by reference to the closing sale price of the Common Stock as reported on the NASDAQ National Market System. The term of each Option is ten years.

       Options granted under the Amended Plan are subject to such terms and conditions and evidenced by agreements in such form as is determined from time to time by the Committee and are in any event subject to the terms and conditions set forth in the Amended Plan. Options granted under the Amended Plan are not transferable, except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order.

       Under the Amended Plan, Options may be exercised immediately on the date of grant, provided, however, that no shares of the Company's Common Stock underlying any Option may be sold, assigned, pledged or otherwise transferred for a period of six months after the date of the grant of such Option.

       Under the Plan prior to amendment, each Option shall be exercisable only during the holder's term as a director, except that an Option may be exercisable after the death, disability, as defined under Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the "Code") ("Disability"), or retirement from the Board at the age of 65 or thereafter ("Retirement"), of a holder while a director of the Company until the earlier of (i) the one year anniversary of the termination of the director's term due to death, Disability or Retirement and
(ii) the expiration of the Option (ten years after the date of grant). Under the Plan as amended, Options held by a director who retires at age 65 or thereafter would continue to be exercisable until the date of the Option's termination.

       Options may be exercised by written notice to the Company accompanied by payment in full of the Exercise Price. Payment of the Exercise Price may be made
(i) in cash (including check, bank draft or money order), (ii) by delivery of Common Stock (valued at the Fair Market Value thereof on the date of exercise), or (iii) by delivery of a combination of cash and Common Stock.

       The Company has filed a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), to register the Common Stock issued to Non-Employee Directors under the Amended Plan. Persons who are "affiliates" of the Company (i.e., persons who are deemed to control the Company directly or indirectly) may resell Common Stock acquired under the Amended Plan only by complying with the requirements and limitations of Rule 144 under the Securities Act.

       The Amended Plan provides that the Board or the Committee may at any time suspend or terminate the Amended Plan or make such additions or amendments as they deem advisable; provided, that certain of such additions or amendments are made with approval of the Company's shareholders. No Options may be granted under the Amended Plan after August 1, 2004, although Options previously granted under the Amended Plan and outstanding on August 1, 2004 remain outstanding, unless termi-nated, in accordance with the terms of the Amended Plan and the Option agreement under which they were granted.

       The Amended Plan provides that in the event of a reorganization, merger, consolidation, recapitalization, stock split-up, stock dividend, combination of shares or other change in the Common Stock, appropriate changes to prevent dilution or enlargement of Options will be made by the Committee in the aggregate number of shares subject to Options to be granted, and in the number of shares and price per share subject to outstanding Options.

       The Amended Plan provides that in the event of a merger of the Company with or into another corporation constituting a change of control, a sale of all or substantially all of the Company's assets or a sale of a majority of the Company's outstanding voting securities (a "Sale of the Company"), the Options may be assumed by the successor corporation or substantially equivalent Options substituted by the successor corporation, and if the successor corporation does not assume the Options or substitute Options, then the Options shall terminate if not exercised as of the date of the Sale of the Company or other prescribed period of time. In the event of a liquidation or dissolution of the Company, the Options shall terminate immediately prior to the liquidation or dissolution.

APPROVAL OF AMENDMENT

       The amendment to the Plan requires the approval of a majority of the votes cast at the Annual Meeting (in person or by proxy) by the holders of shares entitled to vote thereon.

       THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE THEIR SHARES FOR APPROVAL OF THE AMENDMENT TO THE PLAN AS DESCRIBED ABOVE.

                  PROPOSAL TO APPROVE THE MANAGEMENT INCENTIVE
                               COMPENSATION PLAN

       The success of the Company depends, in large measure, on its ability to recruit and retain key executives with outstanding ability and experience. The Board of Directors also believes there is a need to motivate executives with compensation conditioned upon achievement of the Company's financial goals.

       To accomplish these objectives, the Board of Directors has adopted, subject to approval by the shareholders, the Monro Muffler Brake, Inc. Management Incentive Compensation Plan (the "Plan"). The Plan is intended to allow for the grant of annual incentive awards to certain executive officers of the Company which meet the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Other Executive Officers may continue to receive incentive awards outside the Plan.

MATERIAL TERMS OF THE PLAN

       The following summary of the terms of the Plan is qualified in its entirety by reference to the text of the Plan, which is attached as Exhibit A to this proxy statement. If adopted by the shareholders, the Plan will be effective as of June 1, 2002.

ADMINISTRATION

       The Plan will be administered by the Compensation Committee of the Board of Directors or any other duly established committee or subcommittee appointed by the Board to administer incentive awards under the Plan, consisting solely of two or more outside directors, as defined under Section 162(m) of the Code (the "Committee").

ELIGIBILITY

       Only executive officers of the Company who are also insiders of the Company under Section 16 of the Exchange Act ("Executive Officers") are eligible to participate in the Plan. The Committee shall designate Executive Officers to receive incentive awards under the Plan. Presently, five Executive Officers are eligible to participate.

DESCRIPTION OF AWARDS UNDER THE PLAN

       Under the Plan, the Committee may award to Executive Officers annual incentive awards. Within 90 days after the beginning of each fiscal year (the "Determination Date"), the Committee shall select the Executive Officers who will participate in the Plan during that year and adopt in writing, with respect to each such Executive Officer, a target ("Target") equal to a desired level for such fiscal year of income before provision for taxes (the "Financial Goal"). The Committee shall also decide on a base amount ("Base Amount"), based upon the Financial Goal, representing a minimum amount which, if not exceeded, would result in no amounts being payable to the Executive Officer, and a base salary percentage, representing the percentage of the Executive Officer's base salary which shall be payable as an incentive award in the event that 100% or more of the Executive Officer's Target is achieved. Finally, the Committee shall determine on each Determination Date for each Executive Officer a mathematical formula or matrix which shall indicate the extent to which incentive awards will be made if the Base Amount is exceeded, including if the Target is attained or exceeded.

       As soon as practicable after the close of each fiscal year in which any Executive Officer is participating in the Plan, the Committee shall determine with respect to each Executive Officer whether and the extent to which the applicable Base Amount is exceeded, including the extent to which, if any, the Target was attained or exceeded. Payment of Incentive Awards shall be made in such form and at such time or times as designated by the Committee.

       The Committee anticipates that, in FY03, Robert G. Gross, Chief Executive Officer, will be selected as a participant in the Plan. In future years, the Committee may select additional Executive Officers to be participants in the Plan.

TERMINATION OF EMPLOYMENT

       In the event a participant shall die or become disabled, the Committee may provide for the partial or full payment of any incentive award for the year of termination and any incentive award from any prior year which has not yet been paid. If a participant shall terminate employment for any other reason, he or she will not be eligible to receive payment for any such award.

NONTRANSFERABILITY

       Incentive awards are not transferable other than by will or by the laws of descent and distribution.

LIMITATIONS WITH RESPECT TO AWARDS

       In no event shall any individual Covered Employee receive an incentive award in excess of $2,000,000 for any fiscal year.

DEFERRAL OF AWARDS

       The Committee may permit or require that a participant defer receipt of payment of cash that would otherwise be due to the participant under an incentive award.

AMENDMENT

       The Committee may amend the Plan at any time, although, shareholder approval of such amendment will be obtained if required by applicable law.

DURATION OF THE PLAN

       The Plan will remain in effect until terminated by the Board of Directors.

SECTION 162(m) OF THE CODE

       Under Section 162(m) of the Code, compensation paid by the Company in excess of $1 million for any taxable year to Covered Employees generally is deductible by the Company or its affiliates for federal income tax purposes if it is based on the performance of the Company, is paid pursuant to a plan approved by shareholders of the Company, and meets certain other requirements. Generally, "Covered Employee" under Section 162(m) means the chief executive officer and the four other highest paid executive officers of the Company on the last day of the taxable year.

       It is presently anticipated that the Committee will at all times consist of "non-employee directors" as required for purposes of Section 162(m), and that the Committee will take the effect of Section 162(m) into consideration in structuring Plan awards.

NEW PLAN BENEFITS

       The benefits that will be received under the Plan by particular individuals or groups are not determinable at this time.

APPROVAL OF PLAN

       The adoption of the Plan requires the approval of a majority of the votes cast at the Annual Meeting (in person or by proxy) by the holders of the shares entitled to vote thereon.

       THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE THEIR SHARES FOR APPROVAL OF THE PLAN AS DESCRIBED ABOVE.

                               NEW PLAN BENEFITS

       The following table sets forth the benefits that would have been received by those persons who were eligible to participate in the Management Incentive Compensation Plan for the fiscal year ended March 30, 2002 if the plan had been in effect. The table also sets forth the number of stock options that will be received by the Non-Executive Director Group under the Non-Employee Directors' Stock Option Plan.

                                 MANAGEMENT INCENTIVE   NON-EMPLOYEE DIRECTORS'
           NAME AND               COMPENSATION PLAN        STOCK OPTION PLAN
           POSITION                DOLLAR VALUE ($)        NUMBER OF OPTIONS
-------------------------------------------------------------------------------
Robert G. Gross                        258,552                       0
President and
Chief Executive Officer

Robert W. August                        38,475                       0
Senior Vice President -
Store Support, and Secretary

Catherine D'Amico                       35,910                       0
Executive Vice President -
Finance and Chief Financial
Officer

Thomas J. Budreau                       24,624                       0
Divisional Vice President -
Eastern Operations

Christopher R. Hoornbeck                24,624                       0
Divisional Vice President -
Western Operations

Executive Group                        382,185                       0

Non-Executive Director Group                 0                  18,234

Non-Executive Officer Employee
  Group                                      0                       0

                      APPROVAL OF INDEPENDENT ACCOUNTANTS

       Shareholder ratification of the Company's independent public accountants is not required by the Company's Amended and Restated By-laws or otherwise. The Audit Committee and the Board may direct the appointment of different independent accountants at any time during the fiscal year if they determine that such a change would be in the best interests of the Company and its shareholders. However, as good corporate practice, the Board is requesting that the shareholders approve its proposal to reevaluate the selection of independent public accountants to audit the books and accounts for fiscal 2003. In any case, the Audit Committee and the Board intend to select PricewaterhouseCoopers LLP or one of the other "big four" accounting firms as independent public accountants for fiscal 2003.

       PricewaterhouseCoopers LLP has been engaged as the Company's independent accountants since 1984. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting to respond to questions and will have an opportunity to make a statement if he or she desires to do so.

       Aggregate fees billed to the Company for services rendered by PricewaterhouseCoopers LLP for fiscal 2002 were:


Annual Audit Fees, including quarterly reviews      $ 62,500
                                                    --------
Financial Information Systems Design and
  Implementation                                           0
All Other Fees:
    Tax Services                                      93,600
    Actuarial and Benefit Plan Services               50,400
    Other Consulting                                  28,600
                                                    --------
    Total All Other Fees                             172,600
                                                    --------
Total Fees                                          $235,100
                                                    ========

       The Audit Committee has considered whether the non-audit services provided by PricewaterhouseCoopers LLP are compatible with PricewaterhouseCoopers LLP maintaining its independence and has determined that they are compatible.

       THE BOARD OF DIRECTORS RECOMMENDS THE SHAREHOLDERS VOTE FOR RATIFICATION OF THE PROPOSAL REGARDING REEVALUATING THE SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS.

                             SHAREHOLDER PROPOSALS

       Proposals of shareholders that are intended to be presented at the annual meeting to be held in 2003 must be received by the Company by March 7, 2003 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting. The Company's Certificate of Incorporation provides that shareholders who do not present a proposal for inclusion in the proxy statement, but who still intend to submit the proposal at the 2003 annual meeting, and shareholders who intend to submit nominations for directors at the meeting, are required to deliver or mail the proposal or nomination to the Secretary of the Company, Monro Muffler Brake, Inc., 200 Holleder Parkway, Rochester, New York 14615, so that the Secretary receives the proposal or nomination not less than 120 days nor more than 180 days prior to the meeting, except that if less than 50 days notice or prior public disclosure of the meeting date is given or made to shareholders, the Secretary must receive such proposal or nomination not later than the close of business on the tenth day following the day on which notice of the meeting was mailed or such public disclosure was made, whichever first occurs. Each proposal or nomination must set forth the information required by the Certificate of Incorporation. If the chairman of the meeting determines that a proposal or nomination was not made in accordance with the required procedures, such proposal or nomination will be disregarded. Additional information and a copy of the Certificate of Incorporation may be obtained by submitting a written request to the Secretary of the Company.

                             ADDITIONAL INFORMATION

       THE COMPANY WILL FURNISH TO ANY SHAREHOLDER, UPON WRITTEN REQUEST, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 30, 2002, AS FILED WITH THE SEC, WITHOUT CHARGE, EXCEPT THAT COPIES OF ANY EXHIBIT TO SUCH REPORT WILL BE FURNISHED UPON PAYMENT BY SUCH SHAREHOLDER OF THE COMPANY'S REASONABLE EXPENSES IN FURNISHING SUCH EXHIBIT. WRITTEN REQUESTS MAY BE DIRECTED TO THE COMPANY, 200 HOLLEDER PARKWAY, ROCHESTER, NEW YORK 14615,
ATTENTION: SECRETARY.

                                                      By Order of the Board of
                                                      Directors

                                                      /s/ Robert W. August
                                                      Robert W. August
                                                      Secretary

Rochester, New York
July 5, 2002

                                                                       EXHIBIT A

                           MONRO MUFFLER BRAKE, INC.
                     MANAGEMENT INCENTIVE COMPENSATION PLAN

ARTICLE 1. ESTABLISHMENT, OBJECTIVES, AND DURATION

       1.1. ESTABLISHMENT OF THE PLAN. Monro Muffler Brake, Inc., a New York corporation (the "Company"), hereby establishes an incentive compensation plan to be known as the "Monro Muffler Brake, Inc. Management Incentive Compensation Plan" (the "Plan"), as set forth in this document. The Plan permits the grant of Incentive Awards to certain executives of the Company.

       Subject to approval by the Company's shareholders, the Plan shall become effective as of June 1, 2002 (the "Effective Date"), and shall remain in effect as provided in Section 1.3 hereof.

       1.2. PURPOSE OF THE PLAN. The Plan is intended to allow for the grant to certain executives of the Company of Incentive Awards that comply with the requirements of Code Section 162(m).

       1.3. DURATION OF THE PLAN. The Plan shall commence on the Effective Date, as described in Section 1.1 hereof, and shall remain in effect, subject to the right of the Board of Directors to amend the Plan at any time pursuant to
Article 9 hereof, until terminated by the Board of Directors in accordance with
Article 9.

ARTICLE 2. DEFINITIONS

       Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

       2.1. "AFFILIATE" shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations of the Exchange Act.

       2.2. "BASE AMOUNT" shall have the meaning ascribed thereto in Section 5.2(b) hereof.

       2.3. "BASE SALARY PERCENTAGE" shall have the meaning ascribed thereto in
Section 5.2(c) hereof.

       2.4. "BENEFICIAL OWNER" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

       2.5. "BOARD" or "BOARD OF DIRECTORS" means the Board of Directors of the Company.

       2.6. "CODE" means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

       2.7. "COMMITTEE" means the Compensation Committee of the Board of Directors, or any other duly established committee or subcommittee appointed by the Board to administer Incentive Awards under the Plan, consisting solely of two or more outside Directors, as defined under Section 162(m) of the Code (and the Treasury

Regulations promulgated thereunder). Except as permitted by Rule 16b-3 of the Exchange Act and by Section 162(m) of the Code (and the Treasury Regulations promulgated thereunder), no member of the Board may serve on the Committee if such member: (i) is a current employee of the Company; (ii) is a former employee of the Company who is currently receiving compensation for prior services (other than benefits under a tax-qualified retirement plan) during the tax year; (iii) has been an officer of the Company; or (iv) receives remuneration, either directly or indirectly, in any capacity other than as a Director.

       2.8. "COMPANY" means Monro Muffler Brake, Inc., a New York corporation, including any and all Subsidiaries and Affiliates, and any successor thereto as provided in Article 12 herein.

       2.9. "COVERED EMPLOYEE" shall mean any Participant who is designated by the Committee, prior to the Determination Date (defined below), to be a "covered employee" within the meaning of Section 162(m) of the Code.

       2.10. "DIRECTOR" means any individual who is a member of the Board of Directors of the Company or any Subsidiary or Affiliate.

       2.11. "EFFECTIVE DATE" shall have the meaning ascribed to such term in
Section 1.1 hereof.

       2.12. "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

       2.13. "EXECUTIVE OFFICER" means any executive officer of the Company.

       2.14. "INCENTIVE AWARD" means an award granted to a Participant, as described in Article 5 herein.

       2.15. "PARTICIPANT" means an Executive Officer who has been selected to receive an Incentive Award or who has outstanding an Incentive Award granted under the Plan.

       2.16. "PERSON" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) thereof.

       2.17. "PLAN YEAR" shall mean the Company's fiscal year, unless otherwise designated by the Company.

       2.18. "SUBSIDIARY" means any corporation, partnership, joint venture, or other entity in which the Company has a majority voting interest.

       2.19. "TARGET" shall have the meaning ascribed thereto in Section 5(a) hereof.

ARTICLE 3. ADMINISTRATION

       3.1. GENERAL. The Plan shall be administered by the Committee. The members of the Committee (i) shall be appointed from time to time by, and shall serve at the discretion of, the Board of Directors and (ii) shall satisfy the requirements for membership on the Committee set forth in Section 2.7 hereof. The Committee shall have the authority to delegate ministerial duties to officers or Directors of the Company.

       3.2. AUTHORITY OF THE COMMITTEE. Except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions herein, the Committee shall have full power to select Executive Officers who shall participate in the Plan; determine the size and type of Incentive Awards; determine the terms and conditions of Incentive Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations for the Plan's administration; and (subject to the provisions of Article 9 herein) amend the terms and conditions of any outstanding Incentive Award as provided in the Plan. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan.

       3.3. DECISIONS BINDING. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Committee shall be final, conclusive and binding on all persons, including the Company, its shareholders, Directors, Executive Officers, Participants, and their estates and beneficiaries.

ARTICLE 4. ELIGIBILITY AND PARTICIPATION

       4.1. ELIGIBILITY AND PARTICIPATION. Only Executive Officers are eligible to participate in the Plan. The Committee shall designate Executive Officers to receive Incentive Awards under the Plan.

       4.2. PARTIAL YEAR PARTICIPATION/CHANGE IN STATUS. Subject to the provisions of the Plan, in the event an Executive Officer becomes eligible to participate in the Plan or has a change in status which makes such individual eligible for participation or changes his or her eligibility in any way after the commencement of a Plan Year, the Committee may, in its discretion, allow such individual to receive Incentive Awards under the Plan on such terms as it so designates.

ARTICLE 5. INCENTIVE AWARDS

       5.1. GRANT OF INCENTIVE AWARDS. Subject to the terms of the Plan, the Committee may designate Executive Officers of the Company to receive Incentive Awards under the Plan.

       5.2. DETERMINATION OF TARGET, BASE AMOUNT, AND BASE SALARY PERCENTAGE. Within ninety (90) days of the commencement of the Plan Year (the "Determination Date"), the Committee shall select the Participants for the Plan Year and adopt in writing, with respect to each Participant, each of the following:

           (a) a Target which shall be equal to a desired level for such Plan Year of income before provision for taxes (the "Financial Goal"), in each case determined in accordance with generally accepted accounting principles (subject to modifications approved by the Committee) consistently applied for the Company on a consolidated basis; PROVIDED, HOWEVER, that, with respect to Participants who are employees of any of the Company's divisions, the Financial Goals may be based on divisional rather than consolidated results, or a combination of the two;

           (b) a Base Amount, with respect to each Target, based upon the Financial Goal, representing a minimum amount which, if not exceeded, would result in no amounts being payable to the Participant hereunder; and

           (c) a Base Salary Percentage, representing the percentage of the Participant's base salary (as of the Determination Date) which shall be payable as an Incentive Award in the event that 100% or more of the Participant's Target is achieved.

       The Committee shall also determine on each Determination Date for each Participant a mathematical formula or matrix which shall indicate the extent to which Incentive Awards will be made if the Base Amount is exceeded, including if the Target is attained or exceeded, and the Committee may also determine on any Determination Date alternative formulas or matrices to account for potential or anticipated significant transactions or events during such Plan Year.

       5.3. DETERMINATION OF INCENTIVE AWARDS. As soon as practicable after the close of each Plan Year in which any Participant is participating in the Plan, the Committee shall determine with respect to each Participant whether and the extent to which the applicable Base Amount is exceeded, including the extent to which, if any, the Target was attained or exceeded. Each Participant's Incentive Award, if any, for such Plan Year shall be determined in accordance with the mathematical formula or matrix determined pursuant to Section 5.2, as reduced in the sole discretion of the Committee, and subject to the limitations set forth in Section 5.7 hereof. The Committee shall certify in writing to the Board of Directors the amounts of such Incentive Awards and whether each material term of the Plan relating to such Incentive Awards has been satisfied. In no event may a Participant's bonus be increased as a result of a reduction of any other Participant's bonus. In reducing a Participant's Incentive Award, the Committee may consider any such factors it determines applicable.

       5.4. PAYMENT OF INCENTIVE AWARDS. Payment of Incentive Awards shall be made in such form and at such time or times as designated by the Committee.

       5.5. PARTIAL AWARDS. In the event a Participant ceases employment because of death or disability prior to the date which the Committee determines Incentive Awards under the Plan for any Plan Year, the Committee may, but need not, provide for the partial or full payment of an Incentive Award for the year of termination and any Incentive Award from any prior Plan Year which has not yet been paid out. Unless otherwise specified by the Committee, Participants who terminate employment for reasons other than death or disability prior to the date the Committee determines the Incentive Awards under the Plan will not be eligible to receive an Incentive Award for the year of termination or any payout of any Incentive Awards from a prior Plan Year which has not yet been paid out.

       5.6. NONTRANSFERABILITY. Except as otherwise provided by the Committee, Incentive Awards may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided by the Committee, a Participant's rights under the Plan shall be exercisable during the Participant's lifetime only by the Participant or the Participant's legal representative.

       5.7. LIMITATIONS WITH RESPECT TO AWARDS. In no event shall any individual Covered Employee receive an Incentive Award in excess of $2,000,000 for any Plan Year.

ARTICLE 6. BENEFICIARY DESIGNATION

       Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant's lifetime. In the absence of any such designation, or if the designated beneficiary dies prior to the payment of any Incentive Award, benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate.

ARTICLE 7. DEFERRALS

       The Committee may permit or require a Participant to defer such Participant's receipt of the payment of cash that would otherwise be due to such Participant by virtue of the satisfaction of any requirements or goals with respect to Incentive Awards. If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals consistent with preserving the deductibility of Incentive Awards under Section 162(m) of the Code.

ARTICLE 8. RIGHTS OF EXECUTIVE OFFICERS

       8.1. EMPLOYMENT. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.

       8.2. PARTICIPATION. No Executive Officer shall have the right to be selected to receive an Incentive Award under this Plan, or, having been so selected, to be selected to receive a future Incentive Award.

ARTICLE 9. AMENDMENT, MODIFICATION, AND TERMINATION

       9.1. AMENDMENT, MODIFICATION, AND TERMINATION. Subject to the terms of the Plan, the Committee may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, however, unless the Committee specifically provides otherwise, any revision or amendment that would cause the Plan to fail to comply with any requirement of applicable law, regulation, or rule, if such amendment were not approved by the Company's shareholders, shall not be effective unless and until such approval of shareholders of the Company is obtained.

       9.2. AWARDS PREVIOUSLY GRANTED. Notwithstanding any other provision of the Plan to the contrary, no termination, amendment, or modification of the Plan shall adversely affect in any material way any Incentive Award previously granted under the Plan, without the written consent of the Participant holding such Incentive Award.

ARTICLE 10. WITHHOLDING

       The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

ARTICLE 11. INDEMNIFICATION

       Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof with the Company's approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle or defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

ARTICLE 12. SUCCESSORS

       All obligations of the Company under the Plan with respect to Incentive Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

ARTICLE 13. LEGAL CONSTRUCTION

       13.1. GENDER AND NUMBER. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

       13.2. SEVERABILITY. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included and had been replaced by a provision that is legal and valid and that comes closest to expressing the intention of such illegal or invalid provision. If any provision of this Plan would cause any Incentive Award not to constitute performance-based compensation under Section 162(m)(4)(C) of the Code, the Committee shall have discretion to sever that provision from this Plan and, thereupon, such provision shall not be deemed to be a part of this Plan.

       13.3. REQUIREMENTS OF LAW. The granting of Incentive Awards under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

       13.4. GOVERNING LAW. To the extent not preempted by federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of New York.

                            MONRO MUFFLER BRAKE, INC.

                    NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN


         1. PURPOSE. The purpose of this Non-Employee Directors' Stock Option Plan (the "Plan") is to secure for Monro Muffler Brake, Inc., a New York corporation (the "Company"), and its shareholders the benefits of the incentive inherent in increased common stock ownership by members of the Company's Board of Directors (the "Board") who are not also employees of the Company or any of its subsidiaries (a "Non-Employee Director"). Options to purchase shares of the Company's Common Stock, $.01 par value, or such other shares as are substituted pursuant to paragraph 5(e) or (f) below (the "Common Stock"), shall be granted to Non-Employee Directors of the Company pursuant to the terms of this Plan.

         2. ELIGIBILITY. Each Non-Employee Director shall be eligible to receive awards of non-qualified stock options in accordance with the specific provisions of paragraph 4 below ("Options"). The adoption of this Plan shall not be deemed to give any director any right to be granted an Option to purchase Common Stock except to the extent and upon such terms and conditions consistent with the Plan as may be determined by the Stock Option Committee of the Board (the "Committee").

         3. LIMITATION ON AGGREGATE SHARES. The maximum number of shares of Common Stock with respect to which Options may be granted under this Plan and which may be issued upon the exercise thereof shall not exceed, in the aggregate, 55,000 shares, subject to adjustment pursuant to paragraph 5(e) below; provided, however, that if any Options granted under this Plan expire unexercised or are cancelled, terminated or forfeited in any manner without the issuance of Common Stock thereunder, the shares with respect to which such Options were granted shall be available under this Plan. Such shares of Common Stock may be either authorized and unissued shares, treasury shares or a combination thereof, as the Committee shall determine.

         4. TERMS AND CONDITIONS OF OPTIONS. Options granted under this Plan shall be subject to such terms and conditions and evidenced by written agreements in such form as shall be determined from time to time by the Committee and shall in any event be subject to the terms and conditions set forth in this Plan. In the event of any conflict between a written agreement and the Plan, the terms of the Plan shall govern.

                  (a) OPTIONS TO CURRENT DIRECTORS. Each Non-Employee Director as of August 1, 1994 shall receive, as of such date, an Option (an "August Option") to purchase 2,500 shares of Common Stock.

                  (b) ANNUAL OPTIONS. Each year on the date of the Annual Meeting of the Company's Shareholders (the "Annual Shareholders Meeting"), commencing with the 1995 Annual Shareholders Meeting, each Non-Employee Director shall automatically receive an Option to purchase 2,500 shares of Common Stock.

                  (c) OPTION PRICE. The Option price per share of Common Stock shall be 100% of the "Fair Market Value" of a share of Common Stock on the date of grant (the

"Option Price"). The Fair Market Value of the Common Stock on any given date means (i) the mean between the highest and lowest reported sale prices on the New York Stock Exchange--Composite Transactions Table (or, if not so reported, on any domestic stock exchanges on which the Common Stock is then listed); (ii) if the Common Stock is not listed on any domestic stock exchange, the closing sale price or mean between the closing high bid and low asked prices as reported by the National Association of Securities Dealers Automated Quotation System (or, if not so reported, by the system then regarded as the most reliable source of such quotations); (iii) if the Common Stock is listed on a domestic exchange or quoted in the domestic over-the-counter market, but there are no reported sales or quotations, as the case may be, on the given date, the value determined pursuant to (i) or (ii) using the reported sale prices or quotations on the last previous date on which so reported; or (iv) if none of the foregoing clauses apply, the fair market value as determined in good faith by the Committee.

                  (d) TERM OF OPTIONS. Each Option shall be exercisable for ten years after the date of grant.

                  (e) EXERCISE OF OPTIONS. Options shall be exercised by written notice to the Company (to the attention of the Secretary of the Company) accompanied by payment in full of the Option Price. Payment of the Option Price may be made, at the discretion of the Non-Employee Director, (i) in cash (including check, bank draft or money order), (ii) by delivery of Common Stock (valued at the Fair Market Value thereof on the date of exercise) or (iii) by delivery of a combination of cash and Common Stock; provided, however, that the Committee may, in any instance, in order to prevent any possible violation of law, require the Option Price to be paid in cash; and provided, further, that the right to deliver Common Stock in payment of the Option Price may be limited or denied in any Option agreement.

                  (f) RIGHTS AS A SHAREHOLDER. No Non-Employee Director shall have any rights as a shareholder with respect to any shares covered by an Option until the date a stock certificate for such shares is issued to him or her. Except as otherwise provided herein, no adjustments shall be made for dividends or distributions of other rights for which the record date is prior to the date such stock certificate is issued.

         5. ADDITIONAL PROVISIONS.

                  (a) CONDITIONS AND LIMITATIONS ON EXERCISE. Any Option shall be exercisable immediately upon the date of grant. Notwithstanding the foregoing, (i) no Option shall be exercisable prior to the adoption of the Plan by the Company's shareholders at the Company's 1995 Annual Shareholders Meeting, as provided in paragraph 9 below, and (ii) no shares of Common Stock issuable upon the exercise of an Option may be sold, assigned, pledged or otherwise transferred for a period of six months after the later to occur of (x) the adoption of the Plan by the Company's shareholders and (y) the grant of the Option, as is specified in Rule 16b-3 (or other period of time specified in such rule as such rule may be amended from time to time) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                  (b) TERMINATION OF TERM OF DIRECTORSHIP. Any Option shall be exercisable only during the holder's term as a director of the Company, except that an Option may be exercisable after the death, disability, as defined in
Section 22(e)(3) of the Internal

Revenue Code of 1986, as amended (the "Code") ("Disability"), or retirement from the Board at the age of 65 or thereafter ("Retirement"), of a holder while a director of the Company at any time until the earlier to occur of (i) the one year anniversary of the date of death, Disability, or Retirement and (ii) the termination of such Option pursuant to paragraph 4(d) above.

                  (c) LISTING, REGISTRATION AND COMPLIANCE WITH LAWS AND REGULATIONS. Each Option shall be subject to the requirement that if at any time the Committee shall determine in its discretion, that the listing, registration or qualification of the shares subject to the Option upon any securities exchange or automated quotation system or under any state or federal securities or other law or regulation, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to or in connection with the granting of such Option or the issuance or purchase of shares thereunder, no such Option may be exercised, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee. The holder of such Option will supply the Company with such certificates, representations and information as the Company shall request and shall otherwise cooperate with the Company in obtaining such listing, registration, qualification, consent or approval. The Committee may at any time impose any limitations upon the exercise of an Option or the sale of the Common Stock issued upon exercise of an Option that, in the Committee's discretion, are necessary or desirable in order to comply with Section 16 of the Exchange Act and the rules and regulations thereunder.

                  (d) NONTRANSFERABILITY OF OPTIONS. Options may not be transferred, assigned, pledged or hypothecated (whether by operation of law or otherwise) other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, as defined by Section 4.l4(p) of the Code, Section 206(d)(3)(B) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or the rules thereunder, and, during the lifetime of the person to whom they are granted, may be exercised only by such person (or his or her guardian or legal representative).

                  (e) ADJUSTMENT FOR CHANGE IN COMMON STOCK. If the outstanding Common Stock is hereafter changed by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination, exchange of shares, or the like, or dividends payable in shares of the Common Stock or other securities or assets, an appropriate adjustment shall be made by the Committee in the aggregate number of shares available under the Plan, in the number of shares subject to Options to be granted thereafter pursuant to paragraphs 4(a) and 4(b), and in the number of shares and price per share subject to outstanding Options. Any adjustment in the number of shares shall apply appropriately to only the unexercised portion of any Option granted hereunder. If fractions of a share would result from any such adjustment, the adjustment shall be revised to the next higher whole number of shares.

                  (f) SALE OF THE COMPANY. In the event of a merger of the Company with or into another corporation constituting a change of control, a sale of all or substantially all of the Company's assets or a sale of a majority of the Company's outstanding voting securities (a "Sale of the Company"), the Options may be assumed by the successor corporation or a parent of such successor corporation or substantially equivalent options may be substituted by the successor corporation or a parent of such successor corporation, and if the successor corporation does not assume the Options or substitute options, then the Options shall terminate if not exercised as of the date of the Sale of the Company or other prescribed period of time.

                  (g) LIQUIDATION OR DISSOLUTION. In the event of the liquidation or dissolution of the Company, Options shall terminate immediately prior to the liquidation or dissolution.

                  (h) TAXES. The Company shall be entitled, if necessary or desirable, to withhold (or secure payment from the Non-Employee Director in lieu of withholding) the amount of any withholding or other tax due from the Company with respect to any shares issuable under this Plan, and the Company may defer such issuance unless indemnified to its satisfaction. The Committee may, in its sole discretion and subject to such rules as it may adopt, permit a Non-Employee Director to elect to satisfy any such withholding obligation, in whole or in part, by having the Company withhold shares of Common Stock that are otherwise issuable upon the exercise of such Option and have a Fair Market Value (as of the date of exercise) equal to the amount required to be withheld, or by surrendering to the Company previously-acquired shares of Common Stock that have such a Fair Market Value.

         6. ADMINISTRATION. This Plan shall be administered by the Committee. The Committee shall consist of two or more directors designated by the Board. It is intended that the Plan will constitute a "formula plan" within the meaning of Rule 16b-3 under the Exchange Act. The provisions of the Plan and of any Option agreement made pursuant to the Plan will be interpreted and applied accordingly.

         The Committee shall have full power to construe and interpret this Plan and Options granted hereunder, to establish and amend rules for its administration and to correct any defect or omission and to reconcile any inconsistency in this Plan or in any Option granted hereunder to the extent the Committee deems desirable to carry this Plan or any Option granted hereunder into effect. All actions taken and interpretations and determinations made by the Committee in good faith shall be final and binding upon the Company, all Non-Employee Directors who have received awards under the Plan and all other interested parties.

         The Committee may act a meeting or by an instrument executed by all of its members. All actions taken and decisions made by the Committee pursuant to this Plan shall be binding and conclusive on all persons interested in this Plan.

         7. TERMINATION AND AMENDMENT. At any time the Committee may suspend or terminate this Plan and make such additions or amendments as it deems advisable; provided, that such additions or amendments are made in compliance with Rule 16b-3 of the Exchange Act (as such rule may be amended from time to time); and provided, further, that paragraphs 4 and 5(a) and (b) shall not be amended more than once every six months (other than to comply with the federal securities laws, the Code, or ERISA). No Options shall be granted hereunder after August 1, 2004. Notwithstanding any termination (other than pursuant to paragraph 5(a) above), the terms of the Plan shall continue to apply to Options granted prior to any such termination.

         8. LIABILITY. No member of the Committee shall be personally liable for any action, interpretation or determination made with respect to the Plan or awards made thereunder, and each member of the Committee shall be fully indemnified and protected by the Company with respect to any liability he or she may incur with respect to any such action, interpretation or determination, to the extent permitted by applicable law and to the extent provided by the Company's Certificate of Incorporation and By-laws, as amended from time to time.

         9. EFFECTIVE DATE OF PLAN. The Plan shall be effective as of August 1, 1994 or such later date as the Board may determine, provided that the adoption of the Plan shall have been approved by the Company's shareholders at the Company's 1995 Annual Shareholders Meeting. If the Plan is not so approved by the Company's shareholders, the Plan and all Options granted hereunder shall terminate.

         10. NOTICES. Notices required or permitted to be made under the Plan shall be sufficiently made if personally delivered to the Non-Employee Director or sent by regular mail addressed (a) to the Non-Employee Director's address as set forth in the books and records of the Company, or (b) to the Company or the Committee at the principal office of the Company clearly marked "Attention:
Stock Option Committee".

         11. GOVERNING LAW. The Plan and each agreement hereunder shall be governed in all respects by the laws of the State of New York.

                            MONRO MUFFLER BRAKE, INC.
                    NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN


                       AMENDMENT, dated as of May 12, 1997


                  WHEREAS, Monro Muffler Brake, Inc., a New York corporation (the "Corporation"), established on [date] the Monro Muffler Brake, Inc. Non-Employee Directors' Stock Option Plan (the "Directors' Plan"); and


                  WHEREAS, in order to maintain the benefits of the incentive inherent in increased ownership of the Corporation's common stock, par value $.01 per share ("Common Stock"), by members of the Corporation's Board of Directors who are not employees of the Corporation or its subsidiaries, the Board of Directors of the Corporation desires to increase the amount of shares of Common Stock authorized for awards under the Directors' Plan, pursuant to the exercise of stock options, from 60,637 (as restated to give effect to the 5% stock dividends paid August 1995 and August 1996) to 125,637;


                  NOW, THEREFORE, subject to ratification by the shareholders of the Corporation, the Directors' Plan is hereby amended as follows:


                  1. By deleting "55,000 shares" from Section 3 of the Directors' Plan and inserting in its place "125,637 shares".


                  2. Except as hereinabove amended, the Directors' Plan shall remain in full force and effect.



Dated approved by


         Board of Directors - May 12, 1997
         Shareholders - August 12, 1997

                            MONRO MUFFLER BRAKE, INC.
                    NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN


                       AMENDMENT, dated as of May 18, 1999


                  WHEREAS, Monro Muffler Brake, Inc., a New York corporation (the "Corporation"), established on [date] the Monro Muffler Brake, Inc. Non-Employee Directors' Stock Option Plan (the "Directors' Plan"); and


                  WHEREAS, in order to maintain the benefits of the incentive inherent in increased ownership of the Corporation's common stock, par value $.01 per share ("Common Stock"), by members of the Corporation's Board of Directors who are not employees of the Corporation or its subsidiaries, the Board of Directors of the Corporation desires to increase the amount of shares of Common Stock authorized for awards under the Directors' Plan, pursuant to the exercise of stock options, from 135,102 (as restated to give effect to the 5% stock dividends paid August 1995, August 1996, August 1997 and June 1998) to 200,102;


                  NOW, THEREFORE, subject to ratification by the shareholders of the Corporation, the Directors' Plan is hereby amended as follows:


                  1. By deleting "125,637 shares" from Section 3 of the Directors' Plan and inserting in its place "200,102 shares".


                  2. Except as hereinabove amended, the Directors' Plan shall remain in full force and effect.



Dated approved by


         Board of Directors - May 18, 1999
         Shareholders - August 2, 1999

                             AMENDMENT NO. 3 TO THE
                MONRO MUFFLER BRAKE, INC. NON-EMPLOYEE DIRECTORS'
                                STOCK OPTION PLAN

                  AMENDMENT NO. 3 to the Monro Muffler Brake, Inc. Non-Employee Directors' Stock Option Plan, dated as of this 2nd day of August, 1999.

                  WHEREAS, Monro Muffler Brake, Inc. (the "Company") has a Non-Employee Directors' Stock Option Plan (the "Plan") in place to secure for the Company, the benefits of the incentive inherent in increased common stock ownership by members of the Company's Board of Directors (the "Board") who are not also employees of the Company or any of its subsidiaries; and

                  WHEREAS, the Company desires to amend the Plan to reflect certain changes in the rules promulgated pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, and clarify the ability of the Committee and the Board to amend the Plan.

                  NOW, therefore, the Company amends the Plan as follows:

1. Section 6 of the Plan is hereby amended by deleting the following sentences: "It is intended that the Plan will constitute a "formula plan" within the meaning of Rule 16b-3 under the Exchange Act. The provisions of the Plan and of any Option agreement made pursuant to the Plan will be interpreted and applied accordingly."; and adding "Subject to Section 7 hereof," to the beginning of the second paragraph of
         Section 6 of the Plan."

2. Section 7 of the Plan is hereby amended and restated in its entirety as follows:

                  "7. TERMINATION AND AMENDMENT. At any time the Committee may suspend or terminate this Plan and make such additions or amendments as it deems advisable; PROVIDED, that such additions or amendments are made in compliance with Rule 16b-3 of the Exchange Act (as such rule may be amended from time to time); and PROVIDED, FURTHER, that any amendment that would
                  (i) materially increase the aggregate number of shares which may be issued the Plan, (ii) materially increase the benefits accruing to Non-Employee Directors under the Plan, or (iii) materially modify the requirements as to eligibility for participation in the Plan, shall be subject to the approval of the Company's shareholders, except that any such increase or modification that may result from adjustments authorized by
                  Article 5(e) hereof shall not require such shareholder approval. No Options shall be granted hereunder after August 1, 2004. Notwithstanding any termination (other than pursuant to paragraph 5(a) above), the terms of the Plan shall continue to apply to Options granted prior to any such termination."

3.          GOVERNING LAW

                  The Plan and this Amendment shall be governed in all respects by the laws of the State of New York.


                                    *   *   *

                             AMENDMENT NO. 4 TO THE
                MONRO MUFFLER BRAKE, INC. NON-EMPLOYEE DIRECTORS'
                                STOCK OPTION PLAN



                  AMENDMENT NO. 4 to the Monro Muffler Brake, Inc. Non-Employee Directors' Stock Option Plan, dated as of this 12th day of June, 2002.

                  WHEREAS, Monro Muffler Brake, Inc. (the "Company") maintains the Monro Muffler Brake, Inc. Non-Employee Directors' Stock Option Plan (the "Plan") to secure for the Company the benefits of the incentive inherent in increased common stock ownership by members of the Company's Board of Directors (the "Board") who are not also employees of the Company or any of its subsidiaries;

                  WHEREAS, pursuant to section 7 of the Plan, the Stock Option Committee of the Board of Directors of the Company (the "Committee") may amend the Plan as it deems advisable, provided that such amendments of the Plan are made in compliance with Rule 16b-3 of the Securities Exchange Act of 1934, as amended;

                  WHEREAS, pursuant to section 7 of the Plan, amendments that materially increase the benefits accruing to Non-Employee Directors under the Plan are subject to the approval of the Company's shareholders; and

                  WHEREAS, the Committee desires to amend the Plan to permit participants to exercise their options following retirement until the termination of such option.

                  NOW, THEREFORE, pursuant to and in exercise of the authority retained by the Committee under Section 7 of the Plan, subject to ratification by the shareholders of the Company, the Plan is hereby amended, effective June 12, 2002, to provide as follows:

1. Section 5(b) of the Plan is hereby amended to read as follows:

                  "TERMINATION OF TERM OF DIRECTORSHIP. Any Option shall be exercisable only during the holder's term as a director of the Company, except that an Option may be exercisable after (i) the death or disability, as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the "Code") ("Disability"), of a holder while a director of the Company at any time until the earlier to occur of (A) the one year anniversary of the date of death or Disability and (B) the termination of such Option pursuant to paragraph 4(d) above; and (ii) the retirement from the Board at the age of 65 or thereafter ("Retirement") of a holder while a director of the Company until the termination of such Option pursuant to paragraph 4(d) above."

2. The Plan, except as otherwise set forth herein, shall remain in full force and effect in all other respects.

                  IN WITNESS WHEREOF, the Company has caused this Amendment to be executed, to be effective as of the day and year first written above.



MONRO MUFFLER BRAKE, INC.
STOCK OPTION COMMITTEE



-----------------------------
Frederick M. Danziger



-----------------------------
Lionel B. Spiro

                           MONRO MUFFLER BRAKE, INC.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             FOR THE ANNUAL MEETING OF SHAREHOLDERS, AUGUST 6, 2002

     The undersigned hereby appoints Robert G. Gross and Catherine D'Amico, as proxies, each with the power to appoint his substitute and hereby authorizes such person acting individually, to represent and to vote, as specified on the reverse side hereof, all of the shares of common stock of Monro Muffler Brake, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held at The Hutchison House, 930 East Avenue, Rochester, New York, 14607, commencing at 10:00 a.m. on August 6, 2002 and at any postponement or adjournment thereof; and in the discretion of the proxies, their substitutes or delegates, to vote such shares and to represent the undersigned in respect of other matters properly brought before the meeting.

     WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS SPECIFIED BY THE SIGNING SHAREHOLDER ON THE REVERSE SIDE HEREOF. UNLESS THE AUTHORITY TO VOTE FOR ELECTION OF ANY NOMINEE FOR DIRECTOR IS WITHHELD IN ACCORDANCE WITH THE INSTRUCTIONS ON THE REVERSE SIDE HEREOF, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

                        (TO BE SIGNED ON REVERSE SIDE.)

              - Please Detach and Mail in the Envelope Provided -

A  [X]  Please mark your
        votes as in this
        example.

                        FOR        WITHHOLD                                                                 FOR     WITHHOLD
                        all     authority for                                                               the   authority for
                      nominees  all nominee(s)                                                            nominee  the nominee

1. To elect four        [ ]           [ ]    Nominees: Robert W. August   2. To elect one director to       [ ]        [ ]
   Class 1 directors                                   Donald Glickman       Class 2 of the Board of
   to the Board of                                     Lionel B. Spiro       Directors to serve a
   Directors to                                        W. Gary Wood          one-year term and until
   serve a two-year term, and until their                                    his successor is duly
   successors are duly elected and qualified                                 elected and qualified at
   at the 2004 annual  meeting of shareholders.                              the 2003 annual meeting of
(INSTRUCTIONS: To withhold authority to vote                                 shareholders.
for any individual nominee, write the person's                               Nominee: Francis R. Strawbridge
name below.)

----------------------------------------------

                                                                                                            FOR     AGAINST  ABSTAIN
                                                                          3. Ratification of the amendment
                                                                             to the Monro Muffler Brake,    [ ]       [ ]      [ ]
                                                                             Inc. Non Employee Directors'
                                                                             Stock Option Plan.
                                                                          4. Ratification of the adoption   [ ]       [ ]      [ ]
                                                                             of the Monro Muffler Brake,
                                                                             Inc. Management Incentive
                                                                             Compensation Plan.
                                                                          5. Ratification of the proposal   [ ]       [ ]      [ ]
                                                                             regarding reevaluating the
                                                                             selection of independent public
                                                                             accountants for the Company for
                                                                             the fiscal year ending
                                                                             March 29, 2003.
                                                                          6. Considering such other business       Mark here for
                                                                             as may properly be brought        change of address [ ]
                                                                             before the meeting or any         and note at left.
                                                                             adjournment or postponement
                                                                             thereof.

                                                                                                I will not          I will
                                                                                                    attend  [ ]     attend    [ ]
                                                                                                   meeting         meeting




SIGNATURE                                 DATE                                                         DATE
          -------------------------------      ------------  --------------------------------------         ----------------------
                                                              Signature, if shares held jointly

Instruction: Please sign exactly as your name appears hereon.  When shares are held by joint tenants, both should sign.
             When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by President or other authorized officer.  If a partnership, please sign in partnership name by authorized person.